March 9, 1998



Fleet Financial Group, Inc.
One Federal Street
Boston, Massachusetts  02110

Dear Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on October 6, 1997, as amended by Amendment No. 1 filed on October 22, 1997 in connection with the registration under the Securities Act of 1933, as amended, of securities having a public offering price of up to an aggregate of $2,733,400,000 (or the equivalent thereof if in one or more foreign currencies, foreign currency units or composite currencies) pursuant to an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415.

     We are rendering this opinion in connection with the sale by the Company of $250,000,000 in aggregate principal amount of its 6.50% Subordinated Notes Due March 15, 2008 (the "Notes").

     We have served as counsel for the Company and, as such, assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

     (1) The Restated Articles of Incorporation of the Company, as amended;

     (2) The By-Laws of the Company;

     (3) The Final Prospectus;

     (4) The Indenture dated as of October 1, 1992, as amended by a First Supplemental Indenture dated November 30, 1992 (the "Indenture"), by and between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), providing for the issuance of Notes which constitute subordinated securities;

     (5) Specimen copies of the Notes; and

     (6) All corporate minutes and proceedings of the Company relating to the issuance of the Notes.

     We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Notes. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations. We have assumed that the Notes are duly executed and delivered in substantially the forms reviewed by us.

     We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

     Based upon such examination, it is our opinion that the Notes when issued and paid for, will be legally issued, fully paid and non-assessable.

     V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a wholly-owned subsidiary of the Company, and beneficially owns 4,052 shares of Common Stock of the Company.

     We consent to the use of this opinion as an exhibit to the Form 8-K filed to report the issuance of the Notes.

                                                     Very truly yours,



                                                     /s/ Edwards & Angell
                                                     --------------------------
                                                         Edwards & Angell